As filed with the Securities and Exchange Commission on February 23, 2010

Registration No. 333-152503

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3

TO REGISTRATION STATEMENT ON FORM S-1/MEF

UNDER

THE SECURITIES ACT OF 1933

HOMEOWNERS CHOICE, INC.

(Exact name of registrant as specified in its charter)

Florida	20-5961396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F&L Corp.

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carolyn T. Long, Esq. Megan A. Odroniec, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 (813) 229-2300 (813) 221-4210—Fax	Andrew Graham, Esq. Homeowners Choice, Inc. 2340 Drew Street, Suite 200 Clearwater, Florida 33765 (727) 213-3600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

This Post-Effective Amendment No. 1 to Registration Statement No. 333-152503 shall become effective on such date as the Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 continues under Registration Statement No. 333-152503 the registration that was previously under Registration Statement No. 333-150513. Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the prospectuses contained in both previous registration statements have been combined in the prospectus contained in this Post-Effective Amendment and this Post-Effective Amendment shall act, upon effectiveness, as Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-150513).

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of 905,001 shares of common stock issuable upon the exercise of warrants that were issued in connection with our initial public offering. In our initial public offering, we sold 1,666,668 units, each of which consisted of one share of common stock and one warrant (each an “Investor Warrant” and collectively the “Investor Warrants”). The holders of the Investor Warrants must exercise two Investor Warrants to acquire one share of common stock. Following the closing of our initial public offering, the common stock and the Investor Warrants underlying the units began to trade separately and each holder of a unit received one share of common stock and one Investor Warrant. In connection with our initial public offering, we also issued warrants to purchase 166,666 shares of our common stock to our placement agents (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”).

The 905,001 shares of common stock covered by this Post-Effective Amendment No. 1 were originally registered by us on two registration statements as follows: (i) $7,000,000 of our common stock (or 769,231 shares of our common stock) issuable upon exercise of Investor Warrants was registered pursuant to a Registration Statement on Form S-1 (No. 333-150513), which became effective on or about July 24, 2008 and (ii) $2,100,000 of our common stock (or 230,769 shares of our common stock) issuable upon exercise of Warrants was registered pursuant to a Registration Statement on Form S-1/MEF (No. 333-152503), which was filed on July 24, 2008 and became effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 on Form S-3 is being filed to (i) convert such Registration Statement on Form S-1 and such Registration Statement on Form S-1/MEF into a Registration Statement on Form S-3, (ii) update our financial statements pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, and (iii) reduce the number of shares subject to such Registration Statement on Form S-1/MEF. The prospectus contained herein reflects a reduction of 94,999 shares of common stock originally subject to the Registration Statement on Form S-1/MEF described in the immediately preceding paragraph, which shall be deregistered upon the effectiveness of this Post-Effective Amendment No. 1. These shares were to be issued upon the exercise of Placement Agent Warrants, which were cancelled prior to their exercise. All filing fees payable in connection with the registration of the remaining shares being registered hereby were previously paid in connection with the filing of the original registration statements.

Homeowners Choice, Inc.

905,001 Shares of Common Stock

This prospectus relates to 905,001 shares of our common stock, no par value, which are issuable upon the exercise of warrants that were issued in connection with our initial public offering. In our initial public offering, we sold 1,666,668 units, each of which consisted of one share of common stock and one warrant (each an “Investor Warrant” and collectively the “Investor Warrants”). Following the closing of our initial public offering, the common stock and the Investor Warrants underlying the units began to trade separately and each holder of a unit received one share of common stock and one Investor Warrant. In connection with our initial public offering, we also issued warrants to purchase 166,666 shares of our common stock to our placement agents, 94,999 of which were subsequently cancelled prior to exercise (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”).

The holders of the Investor Warrants must exercise two Investor Warrants to acquire one share of common stock at an exercise price equal to $9.10 per share. We will receive proceeds from the exercise of the Investor Warrants, but not from the sale of the underlying common stock. Alternatively, we may cancel the Investor Warrants in whole or in part, and if in part, by lot, if the closing price per share of our common stock exceeds $11.38 for at least ten trading days within any period of twenty consecutive trading days.

Each Placement Agent Warrant may be exercised to purchase one share of our common stock at an exercise price of $9.10 per share. If holders of Placement Agent Warrants opt to exercise their Placement Agent Warrants for cash, we will receive proceeds from the exercise of the Placement Agent Warrants, but not from the sale of the underlying common stock. The Placement Agent Warrants may also be exercised on a cashless or “net exercise” basis. If holders of Placement Agent Warrants opt to exercise their Placement Agent Warrants on a cashless or “net exercise” basis, such holders will receive common stock in exchange for their Placement Agent Warrants and we will not receive proceeds from these cashless or “net exercises.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 3.

Our common stock is listed on the NASDAQ Global Market under the symbol “HCII.” On February 19, 2010, the last reported sales price of our common stock was $7.71 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2010.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this prospectus, we use the terms “HCI,” “our company,” “the Company,” “we,” “us,” our” and similar references to refer to Homeowners Choice, Inc. and its subsidiaries.

i

PROSPECTUS SUMMARY

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Our Business

Homeowners Choice, Inc. is a property and casualty insurance holding company incorporated in Florida in 2006. Through our subsidiaries, which consist of Homeowners Choice Property & Casualty Insurance Company, Inc., Homeowners Choice Managers, Inc., Southern Administration, Inc., and Claddaugh Casualty Insurance Company, Ltd., we currently provide property and casualty homeowners’ insurance, condominium-owners’ insurance, and tenants’ insurance to individuals owning property in Florida. We offer these insurance products at competitive rates, while pursuing profitability using selective underwriting criteria.

We began operations in June of 2007 by participating in a “take-out program” through which we assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state risk exposure by encouraging private companies to assume policies from Citizens. We currently have approximately 70,000 policies in force, which were assumed in seven separate assumption transactions which took place in July 2007, November 2007, February 2008, June 2008, October 2008, December 2008, and December 2009 and account for substantially all of our premium revenue since inception. Upon completion of our fifth assumption transaction in October 2008 and based on the policies assumed and related total insured value, we qualified for a reduction in the assumed commissions from 16% to 6% of premiums assumed retroactive to June 2007. In December 2009, the commission rate returned to 16%. This 16% of written premium, which is included in our policy acquisition costs, is retained by Citizens. Our existing policies represent approximately $132 million in annualized premiums.

Citizens requires us to offer renewals on the policies we acquire for a period of three years subsequent to the initial expiration of the assumed policies. We are required to offer these renewals at rates that are equivalent to or less than rates charged by Citizens. The policyholders have the option to renew with us or they may ask their agent to place their coverage with another insurance company. They may also elect to return to Citizens prior to the policy renewal date. We strive to retain these policies by offering competitive rates to our policyholders, which may be below the rates we initially charged in our take-out program.

We face various challenges to implementing our operating and growth strategies. Since we write policies that cover Florida homeowners, condominium owners, and tenants, we cover losses that may arise from, among other things, catastrophes, which could have a significant effect on our business, results of operations, and financial condition. To mitigate our risk of hurricanes and other catastrophes, we have implemented a comprehensive reinsurance program. Under this program we cede substantial portions of our premiums to other entities which agree to pay portions of the claims associated with certain catastrophic events. Reinsurance is our single largest cost. Even without catastrophic events, we may incur losses and loss adjustment expenses that deviate substantially from our estimates and that may exceed our reserves, in which case our net income and capital would decrease. Our operating and growth strategies may also be impacted by regulation and supervision of our business by the State of Florida, which must approve our policy forms and premium rates as well as monitor our insurance subsidiary’s ability to meet all requirements for regulatory compliance. Additionally, we compete with large, well-established insurance companies as well as other specialty insurers that, in most cases, possess greater financial resources, larger agency networks, and greater name recognition.

The Offering

This prospectus covers 905,001 shares of our common stock, no par value, underlying outstanding Warrants - 833,334 shares of which are to be issued upon exercise of outstanding Investor Warrants and 71,667 of which are to be issued upon exercise of outstanding Placement Agent Warrants.

Two Investor Warrants may be exercised to acquire one share of our common stock at an exercise price equal to $9.10 per share. The Investor Warrants expire on July 31, 2013, unless cancelled earlier.

Each Placement Agent Warrant may be exercised to purchase one share of our common stock at an exercise price of $9.10 per share, or may be exercised on a cashless or “net exercise” basis. The Placement Agent Warrants expire on July 30, 2013.

Company Information

Our principal executive offices are located at 2340 Drew Street, Suite 200, Clearwater, Florida 33765, and our telephone number is (727) 213-3600. Our website address is www.hcpci.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the risks we describe below before deciding to invest in our securities. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Business

We currently conduct business in Florida only. Thus, any single catastrophic event or other condition affecting losses in Florida could adversely affect our financial condition and results of operations.

While we actively manage our exposure to catastrophic events through our underwriting process and the purchase of reinsurance, a single catastrophic event, destructive weather pattern, general economic trend, regulatory development or other condition specifically affecting the state of Florida could have a disproportionately adverse impact on our business, financial condition, and results of operations. In addition, the fact that our business is concentrated in the state of Florida subjects it to increased exposure to certain catastrophic events and destructive weather patterns such as hurricanes, tropical storms, and floods. Changes in the prevailing regulatory, legal, economic, political, demographic, competitive, and other conditions in the state of Florida could also make it less attractive for us to do business in Florida and would have a more pronounced effect on our business than it would on other insurance companies that are geographically diversified. Since our business is concentrated in this manner, the occurrence of one or more catastrophic events or other conditions affecting losses in the state of Florida could have an adverse effect on our business, financial condition, and results of operations.

Our results may fluctuate based on many factors including cyclical changes in the insurance industry.

The insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity permitted an increase in pricing and, thus, more favorable underwriting profits. An increase in premium levels is offset over time by an increased supply of insurance capacity, either by capital provided by new entrants or by the commitment of additional capital by existing insurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer opportunities to underwrite insurance risks, which could have a material adverse effect on our results of operations and cash flows. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance business significantly.

We cannot predict whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our ability to transact business would be materially and adversely affected.

We may be unable to attract and retain qualified personnel.

Our operations are highly dependent on the efforts of our senior executive officers, in particular, our President and Chief Executive Officer, Francis McCahill, our Chief Financial Officer, Richard Allen, and our Chairman, Paresh Patel. The loss of their leadership, industry knowledge and experience could negatively impact our operations.

We do not have significant redundancy in our operations.

We have a single facility located in Clearwater, Florida in an area subject to tropical storms, which could damage the facility or interrupt its power supply. The loss or significant impairment of functionality in this facility for any reason would have a material, adverse effect on our business as we do not have significant redundancies or back-up systems to replace this facility if its functionality is impaired.

Our information technology systems may fail or suffer a loss of security which could adversely affect our business.

Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for writing business, as well as to handle our policy administration process (i.e., the printing and mailing of our policies, endorsements, renewal notices, etc). The successful operation of our systems depends on a continuous supply of electricity. The failure of these systems or disruption in the supply of electricity could interrupt our operations. This could result in a material adverse effect on our business results.

The development and expansion of our business is dependent upon the successful development and implementation of advanced computer and data processing systems. Because our insurance subsidiary intends to expand its business by writing additional voluntary policies, we are developing new information technology systems to handle and process an increased volume of voluntary policies. The failure of these systems to function as planned could slow our growth and adversely affect our future business volume and results of operations.

Because we believe that our independent agents will play a key role in our efforts to increase the number of voluntary policies written by our insurance subsidiary, we are also in the process of developing business platforms and distribution initiatives that will allow us to provide information to, and exchange information with, our agents in an effective and efficient manner. These systems are intended to provide us with current information regarding the insurance markets in which we operate, therefore permitting us to adjust our selective underwriting criteria as needed to rapidly respond to market changes. In the event that the development of these systems does not proceed as planned, the expansion of our business could be delayed. Internet disruptions or system failures once these systems are fully operational could also adversely affect our future business volume and results of operations.

In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential information regarding our business dealings in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. It is critical that these facilities and infrastructure remain secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

Increased competition, competitive pressures, industry developments, and market conditions could affect the growth of our business and adversely impact our financial results.

The property and casualty insurance industry in Florida is cyclical and, during times of increased capacity, highly competitive. We compete not only with other stock companies but also with mutual companies, other underwriting organizations and alternative risk sharing mechanisms. Our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large, well-established national companies, smaller regional companies, other specialty insurers in our field, and other companies that write insurance only in Florida. Many of these competitors have greater financial resources, larger agency networks and greater name recognition than our company. We compete for business not only on the basis of price, but also on the basis of financial strength, types of coverage offered, availability of coverage desired by customers, commission structure, and quality of service. We may have difficulty continuing to compete successfully on any of these bases in the future. Competitive pressures coupled with market conditions may affect our rate of premium growth and financial results.

Our ability to compete in the property and casualty insurance industry and our ability to expand our business may be negatively affected by the fact that we are a new company. As a new company that has been in business for less than five years, we are not eligible to be rated by A.M. Best. While our insurance subsidiary has obtained a Demotech rating of “A Exceptional,” which is accepted by mortgage companies operating in the state of Florida, mortgage companies in other states may require homeowners to obtain property insurance from an insurance company with a certain minimum A.M. Best rating. As a result, the minimum A.M. Best rating requirement may also prevent us from expanding our business into other states in the near term, which may in turn limit our ability to compete with large, national insurance companies and certain regional insurance companies.

As a new company, our experience with claims and the risks related to certain claims is inherently limited. These inherent limitations may increase the likelihood that our projections and our estimates may be inaccurate, which in turn may increase the likelihood that our actual losses may exceed our loss reserves. If our actual losses exceed our loss reserves, our financial results, our ability to expand our business, and our ability to compete in the property and casualty insurance industry may be negatively affected. In addition, industry developments could further increase competition in our industry. These developments could include –

•

an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance business as a result of better pricing and/or terms;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage;

•	changing practices caused by the Internet, which has led to greater competition in the insurance business;

•	changes in Florida’s regulatory climate; and

•

the passage of federal proposals for an optional federal charter that would allow some competing insurers to operate under regulations different or less stringent than those applicable to our insurance subsidiary.

These developments and others could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance available.

If competition limits our ability to write new business at adequate rates, our future results of operations would be adversely affected.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

Our objective is to establish loss reserves that are adequate and represent management’s best estimate; that is, the amounts originally recorded as reserves should at least equal the ultimate cost to investigate and settle claims. However, the process of establishing adequate reserves is complex and inherently uncertain, and the ultimate cost of a claim may vary materially from the amounts reserved. We regularly monitor and evaluate loss and loss adjustment expense reserve development to verify reserve adequacy.

Due to these uncertainties, the ultimate losses may vary materially from current loss reserves which could have a material adverse effect on our future financial condition, results of operations and cash flows.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued and renewed, and our financial position and results of operations may be adversely affected.

The failure of our claims handling administrator to pay claims accurately could adversely affect our business, financial results and capital requirements.

We have outsourced about 50% of our claims handling administration to a third party adjuster. We therefore rely on this third party adjuster to accurately evaluate and pay claims that are made under our policies. Many factors affect the ability of our third party adjuster to pay claims accurately, including the training and experience of its claims representatives, the culture of its claims organization, the effectiveness of its management, its ability to develop or select and implement appropriate procedures and systems to support its claims functions and other factors. As claims administration is our responsibility, any failure on the part of our third party adjuster to pay claims accurately could lead to material litigation, undermine our reputation in the marketplace, impair our image and negatively affect our financial results.

If we are unable to expand our business because our capital must be used to pay greater than anticipated claims, our financial results may suffer.

Our future growth will depend on our ability to expand the number of insurance policies we write in Florida, to expand the kinds of insurance products we offer, and to expand the geographic markets in which we do business, all balanced by the insurance risks we choose to assume and cede. Our existing sources of funds include possible sales of our securities and our earnings from operations and investments. Unexpected catastrophic events in our market areas, such as the hurricanes experienced in Florida in recent years, may result in greater claims losses than anticipated, which could require us to limit or halt our growth while we redeploy our capital to pay these unanticipated claims unless we are able to raise additional capital.

We may require additional capital in the future which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our present capital is insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our growth. Based on our current operating plan, we believe current capital together with our anticipated retained earnings will support our operations without the need to raise additional capital. However, we cannot provide any assurance in that regard, since many factors will affect our capital needs and their amount and timing, including our growth and profitability, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we require additional capital, it is possible that equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of existing shareholders. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected.

Our financial results may be negatively affected by the fact that a portion of our income is generated by the investment of our company’s capital and surplus, premiums and loss reserves.

A portion of our income is, and likely will continue to be, generated by the investment of our company’s capital and surplus, premiums and loss reserves. The amount of income so generated is a function of our investment policy, available investment opportunities, and the amount of capital and surplus, premium and loss reserves invested. Currently, approximately 70% of our investment assets are invested in money market accounts or in bank deposits (i.e., CDs) that generally mature in no more than thirteen months. We may alter our investment policy to accept higher levels of risk with the expectation of higher returns. Fluctuating interest rates and other economic factors make it impossible to estimate accurately the amount of investment income that will be realized. In fact, we may realize losses on our investments.

We have exposure to unpredictable catastrophes, which can materially and adversely affect our financial results.

We write insurance policies that cover homeowners, condominium owners, and tenants for losses that result from, among other things, catastrophes. We are therefore subject to claims arising out of catastrophes that may have a significant effect on our business, results of operations, and financial condition. Catastrophes can be caused by various events, including hurricanes, tropical storms, tornadoes, windstorms, earthquakes, hailstorms, explosions, power outages, fires and by man-made events, such as terrorist attacks. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Our policyholders are currently concentrated in Florida, which is especially subject to adverse weather conditions such as hurricanes and tropical storms. Insurance companies are not permitted to reserve for catastrophes until such event takes place. Therefore, although we attempt to manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance protection and may have a material adverse impact on our results of operations and financial condition. There is a possibility also that global temperatures could rise and cause more severe storms. See the risk factor below entitled “Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectibility of reinsurance amounts due us from reinsurers with which we have contracted.”

Industry trends, such as increased litigation against the insurance industry and individual insurers, the willingness of courts to expand covered causes of loss, rising jury awards, and the escalation of loss severity may contribute to increased costs and to the deterioration of the reserves of our insurance subsidiary.

Loss severity in the property and casualty insurance industry has continued to increase in recent years, principally driven by larger court judgments and in Florida the use of public adjustment firms that assist insureds in making and settling claims. In addition, many legal actions and proceedings have been brought on behalf of classes of complainants, which can increase the size of judgments. The propensity of policyholders and third party claimants to litigate and the willingness of courts to expand causes of loss and the size of awards may render our loss reserves inadequate for current and future losses.

Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectibility of reinsurance amounts due us from reinsurers with which we have contracted.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain with respect to catastrophic events, to stabilize our underwriting results and to increase our underwriting capacity. The cost and availability of such reinsurance is subject to prevailing market conditions beyond our control, such as the amount of capital in the reinsurance market and natural and man-made catastrophes, which may in turn affect the growth of our business and our profitability. We cannot be assured that reinsurance will remain continuously available to us in the amounts we consider sufficient and at prices acceptable to us. As a result, we may determine to increase the amount of risk we retain or look for other alternatives to reinsurance, which could in turn have a material adverse effect on our financial position, results of operations and cash flows. Alternatively, if we determine that we are unwilling to accept an increase in our net risk exposure or if we are unable to find acceptable alternatives to reinsurance, we would have to reduce the amount of risk we underwrite.

With respect to the reinsurance treaties we currently have in effect, our ability to recover amounts due from reinsurers is subject to the reinsurance company’s ability and willingness to pay and to meet their obligations to us. While we attempt to select financially strong reinsurers with an A.M. Best rating of “A-” or better and monitor from time to time their financial condition, we rely principally on A.M. Best, our broker, and other rating agencies in determining their ability to meet their obligations to us. Any failure on the part of any one reinsurance company to meet its obligations to us could have a material adverse effect on our financial condition or results of operations.

In addition, we acquire portions of reinsurance from our reinsurance subsidiary, Claddaugh Casualty Insurance Company, Ltd. Hence, in effect, we self-insure portions of the risk associated with catastrophic events. In the event of a major catastrophic event or a series of catastrophic events, the fact that we self-insure portions of such risks could have a material adverse effect on our overall financial condition and results of operations.

The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations.

We utilize a number of strategies to mitigate our risk exposure, which include:

•	engaging in vigorous underwriting;

•	carefully evaluating terms and conditions of our policies;

•	focusing on our risk aggregations by geographic zones, credit exposure and other bases; and

•	ceding insurance risk with respect to certain catastrophic events to reinsurance companies.

However, there are inherent limitations in all of these tactics. We cannot provide assurance that an event or series of unanticipated events will not result in loss levels which could have a material adverse effect on our financial condition or results of operations.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Our underwriting process is designed to limit our exposure to known risks, including but not limited to exclusions relating to homes in close proximity to the coast line. Various provisions of our policies, such as limitations or exclusions from coverage which have been negotiated to limit our risks, may not be enforceable in the manner we intend.

In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us or to our claims handling administrator and our right to decline coverage in the event of a violation of that condition. While our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely effect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

In the future, we may rely on independent agents to write our insurance policies, and if we are not able to attract and retain independent agents, our revenues would be negatively affected.

In the future we may begin writing a significant number of insurance policies through independent agents unrelated to the Citizens’ take-out program. We refer to these policies as voluntary policies. Although voluntary policies comprise a minute percentage of our business, we expect to increase the number of voluntary policies we write as our business expands. An inability to sell our products through independent agents would negatively affect our revenues.

Many of our competitors rely on independent agents. As a result, we must compete with other insurers for independent agents’ business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage, or higher commissions to their agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products. A material reduction in the amount of our products that independent agents sell could negatively affect our revenues.

Our success depends on our ability to accurately price the risks we underwrite.

The results of our operations and our financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, loss adjustment expenses, and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate rating formulas; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including –

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate rating and pricing techniques;

•	changes in legal standards, claim settlement practices, and restoration costs; and

•	legislatively imposed consumer initiatives.

Because we assumed the substantial majority of our current policies from Citizens, our rates are based, to a certain extent, on the rates charged by Citizens. In determining the rates we charge in connection with the policies we assumed from Citizens, our rates must be equal to or less than the rates charged by Citizens. If Citizens reduces its rates, we must reduce our rates to keep them equivalent to or less than Citizens’ rates; however, if Citizens increases its rates, we may not automatically increase our rates. The risk that Citizens will reduce its rates is exacerbated by the fact that, absent certain circumstances, we must continue to provide coverage to the policyholders that we assume from Citizens for a period of three years. The Florida legislature froze Citizens’ rates until January 1, 2010. Citizens has received approval for an overall average rate increase of approximately 7.9%.

We cannot provide assurance that Citizens will not lower its overall rates in the future although we believe it is unlikely to occur. Consequently, we could under price risks, which would negatively affect our profit margins. With respect to the voluntary policies that we write, we could also overprice risks, which could reduce our sales volume and competitiveness. In either event, our profitability could be materially and adversely affected.

Current operating resources are necessary to develop future new insurance products.

We currently intend to expand our product offerings by underwriting additional insurance products and programs, and marketing them through our independent agent network. Expansion of our product offerings will result in increases in expenses due to additional costs incurred in actuarial rate justifications, software and personnel. Offering additional insurance products may also require regulatory approval, further increasing our costs and potentially affecting the speed with which we will be able to pursue new market opportunities. We cannot assure you that we will be successful bringing new insurance products to our marketplace.

Risks Related to Regulation of our Insurance Operations

As an insurance holding company, we are currently subject to regulation by the State of Florida and in the future may become subject to regulation by certain other states or a federal regulator.

All states regulate insurance holding company systems. State statutes and administrative rules generally require each insurance company in the holding company group to register with the department of insurance in its state of domicile and to furnish information concerning the operations of the companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. As part of its registration, each insurance company must identify material agreements, relationships and transactions with affiliates, including without limitation loans, investments, asset transfers, transactions outside of the ordinary course of business, certain management, service, and cost sharing agreements, reinsurance transactions, dividends, and consolidated tax allocation agreements.

Insurance holding company regulations generally provide that transactions between an insurance company and its affiliates must be fair and equitable, allocated between the parties in accordance with customary accounting practices, and fully disclosed in the records of the respective parties. Many types of transactions between an insurance company and its affiliates, such as transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system, may be subject to prior notice to, or prior approval by, state regulatory authorities. If we are unable to obtain the requisite prior approval for a specific transaction, we would be precluded from taking the action which could adversely affect our operations.

We currently operate only in the state of Florida. In the future, we may become authorized to transact business in other states and therefore will become subject to the laws and regulatory requirements of those states. These regulations may vary from state to state, and states occasionally may have conflicting regulations. Since Florida is our state of domicile, Florida laws will generally take precedence. Currently, the federal government’s role in regulating or dictating the policies of insurance companies is limited. However, Congress, from time to time, considers proposals that would increase the role of the federal government in insurance regulation, either in addition to or in lieu of state regulation. The impact of any future federal insurance regulation on our insurance operations is unclear and may adversely impact our business or competitive position.

Our insurance subsidiary is subject to extensive regulation which may reduce our profitability or limit our growth. Moreover, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

The insurance industry is highly regulated and supervised. Our insurance subsidiary is subject to the supervision and regulation of the state in which it is domiciled (Florida) and the state(s) in which it does business (currently only Florida). Such supervision and regulation is primarily designed to protect our policyholders rather than our shareholders. These regulations are generally administered by a department of insurance in each state and relate to, among other things –

•	the content and timing of required notices and other policyholder information;

•	the amount of premiums the insurer may write in relation to its surplus;

•	the amount and nature of reinsurance a company is required to purchase;

•	participation in guaranty funds and other statutorily-created markets or organizations;

•	business operations and claims practices;

•	approval of policy forms and premium rates;

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their products;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance subsidiary to pay dividends to us;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves as required by statutory accounting rules.

The Florida Office of Insurance Regulation (“OIR”) and regulators in other jurisdictions where our insurance subsidiary may become licensed conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. These regulatory authorities also conduct periodic examinations into insurers’ business practices. These reviews may reveal deficiencies in our insurance operations or differences between our interpretations of regulatory requirements and those of the regulators.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business.

Finally, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business, reduce our profitability and limit our growth.

Risks Related to an Investment in Our Common Stock

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future; therefore, returns on your investment may only be realized by the appreciation in value of our securities.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth.

Because of this, investors who purchase common stock and/or convert their warrants into common stock may only realize a return on their investment if the value of our common stock appreciates. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

In addition, the declaration and payment of dividends will be at the discretion of our board of directors and will be dependent upon the profits and financial requirements of our company and other factors, including legal and regulatory restrictions on the payment of dividends, general business conditions and such other factors as our board of directors deems relevant.

Future issuances or sales, or the potential for future issuances or sales, of shares of our common stock may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

Future sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock and our warrants to decline, and could materially impair our ability to raise capital through the sale of additional securities. An additional 1,320,000 restricted shares of our common stock are eligible for sale in the public markets, subject to volume limitations and other restrictions of Rule 144. In addition, there are outstanding options to purchase 1,130,000 shares of our common stock and outstanding warrants to purchase 905,001 shares of our common stock. Actual sales, or the prospect of sales by our present shareholders, may have a negative effect on the market price of our common stock.

Florida law may discourage takeover attempts and may result in entrenchment of management.

Our articles of incorporation, our bylaws and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. For example:

•

The Florida Control Share Act provides that shares acquired in a “control share acquisition” will not have voting rights unless the voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, in whatever form, of voting power in any of the following ranges: (a) at least 20% but less than 33- 1/3% of all voting power, (b) at least 33- 1/3% but less than a majority of all voting power, or (c) a majority or more of all voting power.

•

The Florida Affiliated Transactions Act requires supermajority approval by disinterested shareholders of certain specified transactions between a public company and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

•

Special meetings of our shareholders may be called by our President, the Chairman of our board of directors, the board of directors, or by the holders of not less than one-tenth ( 1/10) of all the shares entitled to vote at the meeting.

•	A director may be removed with or without cause, at a meeting of the shareholders called expressly for that purpose, as provided in Section 607.0808, Florida Statutes.

•	We have a staggered board of directors, which means that approximately one-third of our directors are elected each year.

•

Our bylaws may be further amended by a majority of the shareholders entitled to vote thereon present at any shareholders’ meeting if notice of the proposed action was included in the notice of the meeting or is waived in writing by a majority of the shareholders entitled to vote thereon.

•

Our board of directors is authorized to issue, without further action by our shareholders, up to 20,000,000 shares of “blank check” preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

•	statements regarding our acquisition and other strategies, results of operations or liquidity;

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•	statements of management’s goals and objectives;

•	projections of revenue, earnings, capital structure and other financial items;

•	assumptions underlying statements regarding us or our business; and

•	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the heading “Risk Factors.”

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “Risk Factors” above:

•	the concentration of our business in the State of Florida;

•	the cyclical nature of the insurance industry;

•	our lack of redundancy in our operations;

•	the failure of, or a breach of security related to, our information technology systems;

•	increased competition, competitive pressures, industry developments, and market conditions;

•	the possibility that actual losses may exceed reserves;

•	emerging claim and coverage issues;

•	the failure of our claims handling administrator to pay claims accurately;

•	the possibility that we may need to raise additional capital, which may not be available at all or on favorable terms;

•	the possibility that we may realize losses on our investments;

•	our exposure to catastrophic events;

•	increased costs of reinsurance, non-availability of reinsurance, and non-collectibility of reinsurance;

•	the failure of our risk mitigation strategies or loss limitation methods;

•	our failure to attract and retain qualified personnel and independent agents or our loss of key personnel;

•	changes in regulations and our failure to meet increased regulatory requirements; and

•	increased state or federal involvement in the business of insurance.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

USE OF PROCEEDS

Assuming the exercise of all the Warrants for cash, we will receive gross proceeds of approximately $8.2 million. We may cancel the Investor Warrants in the event that the closing price per share of our common stock exceeds $11.38 for at least ten trading days within any period of twenty consecutive trading days. We will not receive any proceeds from the exercise of Investor Warrants that are cancelled before they are exercised. The Placement Agent Warrants may be exercised on a cashless or “net exercise” basis. If holders of Placement Agent Warrants opt to exercise their Placement Agent Warrants on a cashless or “net exercise” basis, such holders will receive common stock in exchange for their Placement Agent Warrants and we will not receive proceeds from these cashless or “net exercises.”

We expect to use any proceeds from the exercise of the Warrants to provide additional long-term working capital, in the form of unrestricted cash, to support the growth of our business by providing us with financial flexibility. We may use a portion of any proceeds to pursue acquisitions and expansions of the insurance products that we offer in existing and new markets. We have no commitments with respect to any such acquisition or investment, and we are not currently involved in any negotiations with respect to any such transaction. Pending the use by us and by our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., of any such proceeds, we will invest such proceeds in interest-bearing securities or other investments consistent with our current investment policies.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants or that we will not cancel the Investor Warrants in the event that the closing price per share of our common stock exceeds $11.38 for at least ten trading days within any period of twenty consecutive trading days.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the Warrants. Two Investor Warrants may be exercised to acquire one share of our common stock at an exercise price equal to $9.10 per share. Each Placement Agent Warrant may be exercised to purchase one share of our common stock at an exercise price of $9.10 per share. The exercise price of the Warrants is equal to 130% of the offering price of our common stock in our initial public offering.

PLAN OF DISTRIBUTION

Distribution of Shares to Holders of Investor Warrants

The shares of common stock will be distributed to those holders of Investor Warrants who surrender the certificates representing the Investor Warrants (with the subscription form, as set forth in the Investor Warrants, duly executed) and provide payment in full of the exercise price for each full share of our common stock as to which the Investor Warrants are exercised (and any applicable taxes) to our warrant agent, American Stock Transfer & Trust Company, LLC.

Distribution of Shares to Holders of Placement Agent Warrants

The shares of common stock will be distributed to those holders of Placement Agent Warrants who surrender the certificates representing the Placement Agent Warrants (with the subscription form, as set forth in the Placement Agent Warrants, duly executed) and provide payment in full of the exercise price for each full share of our common stock as to which the Placement Agent Warrants are exercised (and any applicable taxes) to our General Counsel, at our principal executive offices. Alternatively, the shares of common stock will be distributed to those holders of Placement Agent Warrants who opt to exercise their Placement Agent Warrants on a cashless or “net exercise” basis and who surrender the certificates representing the Placement Agent Warrants together with irrevocable instructions to issue in exchange for each Placement Agent Warrant the number of shares equal to the product of (i) the number of shares as to which the Placement Agent Warrant is being exercised multiplied by (ii) a fraction the numerator of which is the “Current Value” (as such term is defined in the warrant agreements between us and the placement agents) of a share less the exercise price therefor and the denominator of which is such Current Value. In that case, such holders would receive common stock in exchange for surrendering the certificates representing the Placement Agent Warrants without making any cash payment of the exercise price.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF

LIABILITY

Our Bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Florida law. In addition, we have entered into indemnification agreements with our officers and directors pursuant to which we have agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by our company and, under certain circumstances, obligate us to pay, in whole or in part, certain amounts paid in judgment or settlement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus have been audited by Hacker, Johnson & Smith, P.A., independent auditors, to the extent and for the periods set forth in their reports.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys with Foley & Lardner LLP own as of the date of this prospectus approximately (1) 120,000 shares of our common stock and (2) options to purchase 190,000 shares of our common stock, 180,000 of which are currently exercisable and 10,000 of which will vest and become exercisable on May 1, 2010.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website. The address of this site is http://www.sec.gov.

We have filed with the SEC a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the SEC. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549 and is available to you on the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that all the common stock covered by this prospectus is sold (other than information in documents that is deemed not to be filed and Current Reports furnished under Items 2.02 or 7.01 of Form 8-K unless we specify otherwise in such report):

•	our Annual Report on Form 10-K for the year ended December 31, 2008 (as filed on March 13, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (as filed on May 14, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (as filed on August 12, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (as filed on November 12, 2009);

•	our Current Reports on Form 8-K filed on April 23, 2009, October 13, 2009, February 4, 2010 (as amended by our Current Report on Form 8-K/A filed on February 22, 2010) and February 11, 2010;

•	our Definitive Proxy Materials for our annual shareholders’ meeting (as filed on April 29, 2009); and

•

the description of our common stock which is contained in our Registration Statement on Form 8-A/A filed on July 23, 2008, and declared effective on July 24, 2008, including amendments or reports filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Homeowners Choice, Inc.

Attn: Andrew Graham

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

Homeowners Choice, Inc.

905,001 Shares of Common Stock

PROSPECTUS

                    , 2010

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. You should not assume that the information contained or incorporated by reference in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

All amounts are estimates, except for the Securities and Exchange Commission filing fee. The Securities and Exchange Commission filing fee was previously paid by the registrant.

Securities and Exchange Commission filing fee	$817	(1)
Printing and engraving expenses	5,000
Accountants’ fees and expenses	10,000
Legal fees and expenses	10,000
Miscellaneous	2,000
Total	$27,817

(1)

Rounded up to nearest whole number. See Explanatory Note following the cover page of the Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1/MEF, which was filed on July 24, 2008 and became effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

Item 15.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Accordingly, we have acquired D & O insurance coverage for our officers and directors. In addition, we have entered into indemnification agreements with our officers and directors pursuant to which we have agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by our company and, under certain circumstances, obligate us to pay, in whole or in part, certain amounts paid in judgment or settlement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post–Effective Amendment No. 1 to its Registration Statement on Form S-1/MEF (No. 333-152503) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, State of Florida, on February 23, 2010.

HOMEOWNERS CHOICE, INC.

By:	/S/ FRANCIS X. MCCAHILL, III
Francis X. McCahill, III
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Andrew Graham and Paresh Patel and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ FRANCIS X. MCCAHILL, III Francis X. McCahill, III	President and Chief Executive Officer (Principal Executive Officer)	February 23, 2010

/S/ RICHARD R. ALLEN Richard R. Allen	Chief Financial Officer (Principal Financial Officer)	February 23, 2010

/S/ PARESH PATEL Paresh Patel	Chairman of the Board of Directors	February 23, 2010

/S/ GEORGE APOSTOLOU George Apostolou	Director	February 23, 2010

/S/ SANJAY MADHU Sanjay Madhu	Director	February 23, 2010

/S/ KRISHNA PERSUAD Krishna Persuad	Director	February 23, 2010

/S/ GREGORY POLITIS Gregory Politis	Director	February 23, 2010

/S/ ANTHONY SARAVANOS Anthony Saravanos	Director	February 23, 2010

/S/ MARTIN A. TRABER Martin A. Traber	Director	February 23, 2010

S-1

Signature	Title	Date

/S/ GARTH A. VERNON Garth A. Vernon	Director	February 23, 2010

S-2

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Form of Common Stock Certificate. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Hacker, Johnson & Smith PA.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

E-1